EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 16, 2002 relating to the financial statements and financial statement schedule of Stewart Enterprises, Inc. and subsidiaries, which appears in Stewart Enterprises, Inc. 's Annual Report on Form 10-K for the year ended October 31, 2002.

/s/ PricewaterhouseCoopers LLP

April 15, 2003